EXHIBIT 10.28

HALOZYME THERAPEUTICS, INC.
SEVERANCE POLICY

Under the Severance Policy of Halozyme Therapeutics, Inc. (the “Company”), the particular amount of cash severance for an employee terminated by the Company without “Cause” (as defined below) will generally be dictated by the employee’s position in the organization as well their completed years of service with the Company. The Severance Policy is applicable to members of senior management in the following respects: (i) the cash severance for the Chief Executive Officer (the “CEO”) will be equal to 1.5 times the sum of: (1) the CEO’s then-current annual base salary, and (2) the CEO’s target annual bonus amount, and an annual bonus paid at target and pro-rated based upon the length of employment during the year of separation; (ii) the cash severance for certain other senior officers as designated by the Compensation Committee of the Board of Directors (the “Compensation Committee”) will be equal to the senior officer’s then-current annual base salary and an annual bonus paid at target and pro-rated based upon the length of employment during the year of separation; and (iii) the cash severance for certain other officers as designated by the Compensation Committee will initially be equal to sixteen weeks of the then-current annual base salary for such employee, provided that the employee will receive an additional four weeks of cash severance for each completed year of employment with the Company (up to a maximum of 26 weeks). In addition to cash severance, which will normally be made in a lump sum payment (subject to standard taxes and withholdings), the Company will also (i) extend the period during which the CEO and certain other senior officers as designated by the Compensation Committee are permitted to exercise all options that are vested as of the date of termination to the shorter of (a) one year following the date of termination, and (b) the remaining term of the option prior to such termination and (ii) pay certain health coverage costs (“Subsidized Healthcare”) during the term of the applicable severance period. Despite the establishment of the Severance Policy, however, the Board of Directors of the Company retains the right to amend, alter or terminate the Severance Policy at any time and an employee’s eligibility for cash severance and Subsidized Healthcare will be conditioned upon that employee releasing the Company for any claims relating to their employment (including the termination of employment).

For purposes of the Severance Policy, “Cause” shall mean, as determined by the Compensation Committee in its sole discretion, any of the following acts by the employee: (i) attempting to commit or having committed a felony or misdemeanor (other than traffic-related misdemeanors); (ii) attempting to commit or having committed fraud with respect to, or misappropriating, any funds or property of the Company, any of its affiliates, or any of their respective customers or vendors; (iii) illegally using or illegally distributing controlled substances; (iv) engaging in dishonesty in the course of the employee’s duties for the Company or any of its affiliates; (v) (A) poor or unsatisfactory performance of the employee’s job duties, or (B) failure to follow the lawful directives of the employee’s supervisor or other person to whom the employee directly or indirectly report, either of which could but need not be documented in a performance improvement plan or similar memorandum related to the performance issue; (vi) violating or failing to comply with any rule, regulation, procedure or policy of the Company or any of its affiliates that is applicable to the employee (including but not limited to those related to antifraud, harassment or discrimination); or (vii) attempting to breach or having breached any employment, nondisclosure, nonsolicitation or other similar agreement executed by the employee for the benefit of the Company or any of its affiliates.